Exhibit 99(k)(2)

FORM OF MARKETING, ADMINISTRATION, BOOKKEEPING AND

PRICING SERVICES AGREEMENT

THIS AGREEMENT is made as of May          , 2010, between Blackstone / GSO Senior Floating Rate Term Fund (the “Fund”), a Delaware statutory trust, and ALPS Fund Services, Inc., a Colorado corporation (“ALPS”).

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (“1940 Act”) as a closed-end, non-diversified management investment company.

WHEREAS, GSO / Blackstone Debt Funds Management LLC (the “Adviser”) is the Fund’s investment adviser and is responsible for overall investment management services to the Fund.

WHEREAS, ALPS provides certain marketing, administrative, bookkeeping and pricing services to investment companies; and

WHEREAS, the Fund and Advisor desire to appoint ALPS to perform certain marketing, administrative, bookkeeping and pricing services for the Fund, and ALPS has indicated its willingness to so act, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.                           ALPS Appointment and Duties.

(a)                      The Fund and Advisor hereby appoint ALPS to provide administrative, bookkeeping and pricing services as are set forth in Appendix A, as amended from time to time, upon the terms and conditions hereinafter set forth. ALPS hereby accepts such appointment and agrees to furnish such specified services. ALPS shall for all purposes be deemed to be an independent contractor and shall, except as otherwise expressly authorized in this Agreement, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

(b)                     ALPS may employ or associate itself with a person or persons or organizations as ALPS believes to be desirable in the performance of its duties hereunder; provided that, in such event, the compensation of such person or persons or organizations shall be paid by and be the sole responsibility of ALPS and the Fund shall not bear any cost or obligation with respect thereto; and provided further that ALPS shall not be relieved of any of its obligations under this Agreement in such event and shall be responsible for all acts of any such person or persons or organizations taken in furtherance of this Agreement to the same extent it would be for its own acts.

2.                           ALPS Compensation; Expenses.

(a)                      In consideration for the services to be performed hereunder by ALPS, the Fund or Advisor shall pay ALPS the fees listed in Appendix B hereto.  Notwithstanding anything to the contrary in this Agreement, fees billed for the services to be performed by ALPS under this Agreement are based on information provided by the

Fund and such fees are subject to renegotiation between the parties to the extent such information is determined to be materially different from what the Fund or Advisor originally provided to ALPS.

(b)                     ALPS will bear all expenses in connection with the performance of its services under this Agreement, except as otherwise provided herein. ALPS will NOT bear any of the costs of Fund personnel. Other Fund expenses incurred shall be borne by the Fund including, but not limited to, initial organization and offering expenses; litigation expenses; taxes; costs of preferred shares; expenses of conducting repurchase offers for the purpose of repurchasing Fund shares; transfer agency and custodial expenses; taxes; interest; Fund trustees’ fees; brokerage fees and commissions; state and federal registration fees; advisory fees; insurance premiums; fidelity bond premiums; Fund and investment advisory related legal expenses; costs of maintenance of Fund existence; printing and delivery of materials in connection with meetings of the Fund trustees; printing and mailing shareholder reports, offering documents, and proxy materials and other communications to shareholders; securities pricing data services; and expenses in connection with electronic filings with the U.S. Securities and Exchange Commission (the “SEC”).

3.                           Right to Receive Advice.

(a)                      Advice of the Fund.  If ALPS is in doubt as to any action it should or should not take, ALPS shall request directions, advice or instructions from the Fund, Advisor or, as applicable, the Fund’s custodian or other service providers.

(b)                     Advice of Counsel.  If ALPS is in doubt as to any question of law pertaining to any action it should or should not take, ALPS may request advice from counsel of its own choosing (who may be counsel for the Fund, or ALPS, at the option of ALPS, at its own cost).

(c)                      Conflicting Advice.  In the event of a conflict between directions, advice or instructions ALPS receives from the Fund or any service provider and the advice ALPS receives from counsel, ALPS may with prior written consent of the Fund, which may not be unreasonably withheld, rely upon and follow the advice of counsel.  ALPS will provide the Fund with prior written notice of its intent to follow advice of counsel that is materially inconsistent with directions, advice or instructions from the Fund.  Upon request, ALPS will provide the Fund with a copy of such written advice of counsel.

4.                           Standard of Care; Limitation of Liability; Indemnification.

(a)                      ALPS shall be obligated to act in good faith and to exercise reasonable care and diligence in the performance of its duties under this Agreement.

(b)                     In the absence of willful misfeasance, bad faith, negligence or reckless disregard by ALPS in the performance of its duties, obligations or responsibilities set forth in this Agreement, ALPS and its affiliates, including their respective officers, directors, agents, principals, partners, shareholders (“Indemnified Parties”) and employees, shall not be liable for, and the Fund agrees to indemnify, defend and hold harmless such Indemnified Parties from, all taxes, charges, expenses, disbursements, assessments, claims, losses, damages, penalties, actions, suits, judgments and liabilities (including, without limitation, reasonable attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from the following:

(i)                       the inaccuracy of factual information furnished to ALPS by the Fund, Advser or the Fund’s custodian or other service providers;

(ii)                    any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except for such actions taken pursuant to Section 3(c) above;

(iii)                 losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation, acts of God, action or inaction of civil or military authority, war, terrorism, riot, fire, flood, sabotage, labor disputes, elements of nature or non-performance by a third party;

(iv)                ALPS’ reliance on any instruction, direction, notice, instrument or other information that ALPS reasonably believes to be genuine;

(v)                   loss of data or service interruptions caused by equipment failure; or

(vi)                any other action or omission to act which ALPS takes in connection with the provision of services to the Fund.

(c)                      ALPS shall indemnify and hold harmless the Fund and its respective Indemnified Parties from and against any and all taxes, charges, expenses, disbursements, assessments, claims, losses, damages, penalties, actions, suits, judgments and liabilities (including, without limitation, reasonable attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from ALPS’ willful misfeasance, bad faith, negligence or reckless disregard in the performance of its duties, obligations or responsibilities set forth in this Agreement.

(d)                     Notwithstanding anything in this Agreement to the contrary, neither party shall be liable under this Agreement to the other party hereto for any punitive, consequential, special or indirect losses or damages.  Any indemnification payable by a party to this Agreement shall be net of insurance maintained by the indemnified party as of the time the claim giving rise to indemnity hereunder is alleged to have arisen to the extent it covers such claim.

5.                           Activities of ALPS.  The services of ALPS under this Agreement are not to be deemed exclusive, and ALPS shall be free to render similar services to others. The Fund recognizes that from time to time directors, officers and employees of ALPS may serve as directors, officers and employees of other corporations or businesses (including other investment companies) and that such other corporations and funds may include ALPS as part of their name and that ALPS or its affiliates may enter into administrative, bookkeeping, pricing agreements or other agreements with such other corporations and funds.

6.                           Accounts and Records.  The accounts and records maintained by ALPS shall be the property of the Fund.  Such accounts and records shall be prepared, maintained and preserved as required by the 1940 Act and other applicable securities laws, rules and regulations. Such accounts and records shall be surrendered to the Fund promptly upon receipt of instructions from the Fund in the form in which such accounts and records have been maintained or preserved. The Fund shall have access to such accounts and records at all times during ALPS’ normal business hours. Upon the request of the Fund, copies of any such books and records shall be provided by ALPS to the Fund at the Fund’s expense. ALPS shall assist the Fund, the Fund’s independent auditors, or, upon approval of the Fund, any regulatory body, in any requested review of the Fund’s accounts and records, and reports by ALPS or its independent accountants concerning its accounting system and internal auditing controls will be open to such entities for audit or inspection upon reasonable request.

7.                           Confidential and Proprietary Information.  ALPS agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all records and information relative to the Adviser, the Fund, and its shareholders and affiliates (past, present and future) and other information germane thereto, as confidential and as proprietary information of the Fund and not to use, sell, transfer or divulge such information or records to any person for any purpose other than performance of its duties hereunder, except after prior notification to and approval in writing from the Fund.  It may not be withheld where ALPS may be exposed to civil, regulatory or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund. ALPS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to the Fund and its past, present and future shareholders, consumers and customers.

8.                           Compliance with Rules and Regulations. ALPS shall comply — and to the extent ALPS takes or is required to take action on behalf of the Fund hereunder shall cause the Fund to comply — with all applicable requirements of the 1940 Act and other applicable laws, rules, regulations, orders and code of ethics, as well as all investment restrictions, policies and procedures adopted by the Fund of which ALPS has knowledge, including, but not limited to, those investment restrictions, policies, and procedures described in the Fund’s registration statement on Form N-2. Except as specifically set forth herein, ALPS assumes no responsibility for such compliance by the Fund under this Agreement.

9.                           Representations and Warranties of ALPS.  ALPS represents and warrants to the Fund that:

(a)                      It is duly organized and existing as a corporation and in good standing under the laws of the State of Colorado.

(b)                     It is empowered under applicable laws and by its Articles of Incorporation and By-laws to enter into and perform this Agreement.

(c)                      All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

(d)                     There is no administrative, civil or criminal proceeding pending or threatened that would impair its ability to perform its duties or obligations under this Agreement.

(e)                      It has and will continue to have access to the necessary facilities, equipment, including, but not limited to, appropriate disaster recover, and personnel to perform its duties and obligations under this Agreement in accordance with industry standards.

10.                     Representations and Warranties of the Fund.  The Fund represents and warrants to ALPS that:

(a)                      It is a Delaware statutory trust duly organized and existing and in good standing under the laws of Delaware and is registered with the SEC as a closed-end investment company.

(b)                     It is empowered under applicable laws and by its Agreement and Declaration of Trust and By-laws to enter into and perform this Agreement.

(c)                      The Board of Trustees has duly authorized it to enter into and perform this Agreement.

11.                     Documents.  The Fund has furnished or will furnish, upon request, ALPS with copies of the Fund’s Agreement and Declaration of Trust, advisory agreement, custodian agreement, transfer agency agreement, administration agreement, current prospectus, statement of additional information, periodic Fund reports and all forms relating to any plan, program or service offered by the Fund. The Fund shall furnish, within a reasonable time period, to ALPS a copy of any amendment or supplement to any of the above-mentioned documents. Upon request, the Fund shall furnish promptly to ALPS any additional documents necessary or advisable to perform its functions hereunder. As used in this Agreement the terms “registration statement,” “prospectus” and “statement of additional information” shall mean any registration statement, prospectus and statement of additional information filed by the Fund with the SEC and any amendments and supplements thereto that are filed with the SEC.

12.                     Consultation Between the Parties.  ALPS and the Fund shall regularly consult with each other regarding ALPS’ performance of its obligations under this Agreement. In connection therewith, the Fund shall submit to ALPS at a reasonable time in advance of filing with the SEC reasonably final copies of any amended or supplemented registration statement (including exhibits) under the Securities Act of 1933, as amended, and the 1940 Act; provided, however, that nothing contained in this Agreement shall in any way limit the Fund’s right to file at any time such amendments to any registration statement and/or supplements to any prospectus or statement of additional information, of whatever character, as the Fund may deem advisable, such right being in all respects absolute and unconditional.

13.                     Liaison with Accountants and Custodian. ALPS shall act as liaison with the Fund’s independent public accountants and custodian, and shall provide account analysis, fiscal year summaries, and other audit-related schedules or other correspondence, reports, reconciliations, valuations or other documents as the Fund may reasonably request with respect to the services provided to the Fund. ALPS shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information in ALPS’ control is made available to such accountants, custodian, or the Fund for the expression of their opinion, or as required by the Fund.

14.                     Business Interruption Plan.  ALPS shall maintain in effect a business interruption plan, and enter into any agreements necessary with appropriate parties making reasonable provisions for emergency use of electronic data processing equipment customary in the industry.  In the event of equipment failures, ALPS shall, at no additional expense to the Fund, take commercially reasonable steps to minimize service interruptions. ALPS shall have no liability with respect to the loss of data or service interruptions caused by equipment failure provided such loss or interruption is not caused by ALPS’ own willful misfeasance, bad faith, negligence or reckless disregard of its duties or obligations under this Agreement.

15.                     Duration and Termination of this Agreement.

(a)                      Initial Term. This Agreement shall become effective as of the date first written above (the “Start Date”) and shall continue thereafter throughout the period which ends five (5) years after the Start Date (the “Initial Term”). Until the end of the Initial Term, this Agreement may be terminated without penalty only by agreement of the parties upon not less than sixty (60) days’ written notice or for cause pursuant to Section 13(c) hereof.

(b)                     Renewal Term. If not sooner terminated, this Agreement shall renew at the end of the Initial Term and shall thereafter continue for successive annual periods until terminated by the Fund or by ALPS, without penalty, upon not less than 90 days’ written notice to the other party.

(c)                      Cause.  Notwithstanding anything to the contrary elsewhere in this Agreement, the Fund may terminate this Agreement for cause immediately at any time, without penalty, without default and without the payment of any Default Payment or other liquidated damages. Termination for “cause” hereunder shall mean:

(i)                         willful misfeasance, bad faith, negligence or reckless disregard on the part of ALPS in the performance of or with respect to its obligations and duties hereunder;

(ii)                      regulatory, administrative, or judicial proceedings against ALPS which result in a determination that, in rendering its services hereunder, ALPS has violated — or has caused the Fund to violate — any applicable law, rule, regulation, order or code of ethics, or any investment restriction, policy or procedure adopted by the Fund of which ALPS had knowledge;

(iii)                   financial difficulties on the part of ALPS which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent, or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time in effect, or any applicable law other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors: or

(iv) failure by ALPS to meet its obligations hereunder or a breach of ALPS’ representations and warranties hereunder if such failure or breach goes uncured for a period of 30 days after written notice to ALPS of such failure or breach.

(d)                     Deliveries Upon Termination. Upon termination of this Agreement, ALPS shall deliver to the Fund or as otherwise directed by the Fund (at the expense of the Fund, unless such termination is for “cause”) all records and other documents made or accumulated in the performance of its duties for the Fund hereunder.

(e)                      Fees and Expenses Upon Termination.  Should either party exercise its right to terminate, all reasonable out-of-pocket expenses or costs associated with the movement of records and material will be borne by the Fund.  Additionally, ALPS reserves the right to charge a reasonable fee for its de-conversion services.

16.                     Assignment.  This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and permitted assigns; provided, however, that this Agreement shall not be assignable by the Fund or Advisor without the prior written consent of ALPS, or by ALPS without the prior written consent of the Fund.

17.                     Governing Law.  The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York, and the 1940 Act and the rules thereunder.  To the extent that the laws of the State of New York conflict with the 1940 Act or such rules, the latter shall control.

18.                     Names.  The obligations of the “Fund” entered into in the name or on behalf thereof by any director, representative or agent thereof are made not individually, but in such capacities, and are not binding upon any of the directors, shareholders, representatives or agents of the Fund personally, but bind only the property of the Fund, and all persons dealing with the Fund must look solely to the property of the Fund for the enforcement of any claims against the Fund.

19.                     Amendments to this Agreement.  This Agreement may only be amended by the parties in writing.

20.                     Notices.  All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To ALPS:

ALPS Fund Services, Inc.

1290 Broadway, Suite 1100

Denver, Colorado  80203

Attn:  General Counsel

Fax:  303.623.7850

To the Fund:

Blackstone / GSO Senior Floating Rate Term Fund

c/o GSO / Blackstone Debt Funds Management LLC

280 Park Avenue, 11th Floor

New York, NY  10017

Attn: Daniel Smith and Marisa Beeney

Fax:  212.503.6924

TO ADVISOR:

With copies of any notice to the Fund or Advisor to:

Sarah E. Cogan

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Fax:  212.455.2502

21.                     Counterparts.  This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

22.                     Entire Agreement.  This Agreement embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof; provided, however, that ALPS may embody in one or more separate documents its agreement, if any, with respect to delegated duties and oral instructions.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BLACKSTONE / GSO SENIOR FLOATING RATE TERM FUND

By:
Name:
Title:

ALPS FUND SERVICES, INC.

By:
Name: Jeremy O. May
Title: President

APPENDIX A

SERVICES

Fund Administration

•                  Prepare annual and semi-annual financial statements

•                  Coordinate layout and printing of annual and semi-annual reports

•                  Prepare and file Forms N-SAR, N-CSR and N-Q

•                  Assist with filing of Form N-PX (ALPS assumes no responsibility for compiling or maintaining the proxy voting record of the Fund, if any, but will work with the adviser and custodian in preparing the record  in the proper format for filing on Form N-PX, and assist with filing the Form on EDGAR, if required.)

•                  Host annual audits and SEC exams

•                  Perform monthly prospectus compliance and SEC diversification tests

•                  Calculate monthly SEC standardized total return performance figures

•                  Prepare required reports for quarterly Board meetings

•                  Monitor expense ratios

•                  Maintain budget vs. actual expenses

•                  Manage fund invoice approval and bill payment process

•                  Assist with placement of Fidelity Bond and T&O insurance

•                  Coordinate reporting to outside agencies including Morningstar, etc.

•                  Coordinate with custodian and other outside service providers of the Fund

Fund Accounting

•                  Calculate daily NAVs

•                  Transmit daily NAVs to NASDAQ, Transfer Agent and other third parties

•                  Compute yields, expense ratios, portfolio turnover rates, etc.

•                  Calculate income dividend rates

•                  Reconcile cash and investment balances with the custodian

•                  Support preparation of financial statements

•                  Prepare required Fund Accounting records in accordance with the 1940 Act

Legal

•                  Provide legal review of SEC financial filings

•                  Coordinate EDGARization and filing of documents

•                  Prepare, compile and mail board materials

•                  Attend board meetings and prepare minutes

•                  Review legal contracts

•                  Oversee Fund’s Code of Ethics reporting

•                  Conduct the Annual Meeting and issue proxies therefore, if required by exchange listing requirements or state law.(1)

•      (1)   The parties specifically agree that the services provided by ALPS are limited to routine items normally contained in the annual meeting proxy statement for closed-end investment companies, e.g. election of directors and approval of the Fund’s public auditing firm.  The Fund will be subject to additional charges for preparation of proxy materials that contain “special” or non-routine items to be voted on at an annual meeting or preparation of proxy materials associated with any special meeting.  ALPS, at its sole discretion, will determine what constitutes a “special” or non-routine item to be contained in any annual meeting proxy materials.  The parties further agree that the Fund is responsible for the costs of tabulating the results of any shareholder meeting, and the costs of engaging a proxy solicitor for any shareholder meeting.

Tax

•                  Calculate dividend and capital gain distribution rates, including distributions necessary to avoid excise tax*

•                  Calculate tax disclosure information (ROCSOP) for the audited financial statements

•                  Prepare and file federal and state income and excise tax returns (and appropriate extensions)*

•                  Monitor on a quarterly basis the Fund’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended

•                  Calculate and monitor applicable book-to-tax differences and assist in identifying securities that give rise to book-to-tax differences**

•                  Calculate year-end tax characterization for distributions paid during the calendar year

*Fund’s independent auditors provide review & sign-off on excise distributions and income and excise tax returns.  ALPS shall not analyze or investigate information or returns for foreign tax filings.  State income or franchise tax return preparation is limited to the initial state of nexus and does not include additional state filing requirements that may be triggered by underlying investments of the Fund.

**Security classifications to be identified include but are not limited to passive foreign investment company, real estate investment trust, master limited partnership, contingent debt obligations, trust preferred, grantor trust, and stapled security.  The ultimate determination of the classification of securities will be the responsibility of Fund management.

Creative Services

•                  Financial regulatory reports

•                  Proxy statements (creation and printing)

•                  Marketing pieces (including fact sheets, slicks and brochures)

•                  Collateral

•                  Presentations

•                  Print Vendor Management: bids, vendor communications and report mailings

•                  Creation of web architecture, design, layout and maintenance

Marketing

•                  Secondary market support with wholesaling team

•                  800 phone line with registered reps

APPENDIX B

FEES

Fees paid to ALPS shall be calculated and accrued daily and payable monthly by the Fund or Advisor at a rate equal to the greater of 15 basis points annually on Managed Assets of the Fund (as that term is defined in the Investment Advisory Agreement between Fund and Advisor) or, a minimum annual fee of $350,000, plus out-of-pocket expenses.  Out-of-pocket expenses include, but are not limited to, third party security pricing and data fees, Bloomberg fees, Gainskeeper fees, SAS 70 control review report, travel expenses to board meetings and on-sight reviews, proxy service fees, printing and mailing fees, fulfillment costs, customized programming/enhancements, calls, webinars, roadshow expenses, and other out-of-pocket expenses incurred by ALPS in connection with the performance of its duties under this Agreement. ALPS agrees to pay up to $20,000 per year for out- of- pocket expenses associated with Marketing services, such as calls, webinars, and other communication services and fees in excess of $20,000 per year will be billed to the Fund or Advisor as out-of-pocket expenses.

LATE CHARGES:  All invoices are due and payable within 30 days upon receipt.